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                               UNDERTAKING TO VOTE




The Directors
Stagecoach Holdings PLC
Charlotte House
20 Charlotte Street
Perth PH1 5LL
Scotland

and

The Directors
Coach USA, Inc.
One Riverway, Suite 500
Houston, Texas  77056

                                                    June 12, 1999

Dear Sirs:

Stagecoach PLC (the "Company")
Proposed acquisition of Coach USA, Inc. ("Coach")

You have informed us in confidence of the Company's proposals to acquire the whole of the issued share capital of Coach (the "Transaction").

In consideration of the payment to us of $1 (receipt of which we hereby acknowledge), we confirm and undertake as follows:

1. We confirm that we are the beneficial and/or registered holder of shares in the capital of the Company as shown in the schedule below (the "Shares") and that we have all necessary authority to vote or procure the voting of the Shares in accordance with this undertaking:

2. We irrevocably undertake that we shall vote or procure the voting of the Shares in favor of the resolution[s] to implement the Transaction to be proposed at the Parent Shareholders Meeting (as defined in the Agreement and Plan of Merger, dated as of June 12, 1999, among the Company, Coach, SCH Holdings Corp. and SCH Acquisition Corp. (the "Merger Agreement"));

3. We authorize you to include a statement in the circular letter to be sent to shareholders of the Company in connection with the Extraordinary General Meeting that we have undertaken so to vote;

4. We irrevocably undertake and confirm that we shall not sell or otherwise dispose of or permit the sale or other disposition of all or any of the Shares or any interest in any of the Shares prior to the close of the Extraordinary General meeting or any adjournment thereof; and

5. We irrevocably undertake and confirm that we have not agreed, conditionally or otherwise, to dispose of all or any of the Shares or any interest in any of the Shares.

We acknowledge that you have informed us that the information you have provided to us concerning the Transaction constitutes inside information for the purposes of the "insider dealing" provisions of the Criminal Justice Act 1993 and confirm that we are aware of our obligations as insiders for the purpose of that Act.
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We further acknowledge that it is the intention of the parties to this undertaking that in the event of a breach by us of any of its terms then, without prejudice to any other of your rights or remedies, the terms of this undertaking be specifically performed.

This Undertaking shall terminate upon the termination of the Merger Agreement, in accordance with its terms.

This Undertaking shall be governed by and construed in accordance with English law.


No and class of shares in the capital of
the Company                                        Registered Holder             Beneficial Owner
----------------------------------------           -----------------             ----------------
163,341,225 ordinary shares 1/2 pence each         163,341,225                   163,341,225

IN WITNESS whereof this document has been executed and delivered as a deed on the date first before written.


                                             /s/ BRIAN SOUTER
                                             -----------------------------------
                                                 signature

                                                 Brian Souter
                                             -----------------------------------
                                                 print name